Exhibit 99.2

Amedisys, Inc.

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements

(In thousands)

	For the Years Ended			Nine-Month Period Ended September 30,
	2005	2004	2003	2006	2005
Net income	$30,102	$20,504	$8,407	$26,896	$22,800
Add:
Provision for Income Taxes	18,638	12,855	5,220	17,052	14,824
Interest expense, net	1,468	(40)	1,202	2,484	684
Depreciation and amortization	6,973	4,126	3,072	7,337	4,984

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”)[1]	$57,181	$37,445	$17,901	$53,769	$43,292

	Three-Month Period Ended				Full Year
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	2005
Net income	$7,110	$7,930	$7,760	$7,302	$30,102
Add:
Provision for Income Taxes	4,623	5,156	5,045	3,814	18,638
Interest expense, net	(236)	(377)	1,297	784	1,468
Depreciation and amortization	1,332	1,530	2,122	1,989	6,973

EBITDA[1]	$12,829	$14,239	$16,224	$13,889	$57,181

	Three-Month Period Ended			Year to Date 2006
	March 31, 2006	June 30, 2006	September 30, 2006
Net income	$7,284	$9,053	$10,559	$26,896
Add:
Provision for Income Taxes	4,618	5,739	6,695	17,052
Interest expense, net	918	902	664	2,484
Depreciation and amortization	2,373	2,477	2,487	7,337

EBITDA[1]	$15,193	$18,171	$20,405	$53,769

[1]	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure that the Company believes provides relevant and useful information. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP measure in the same manner.

Amedisys, Inc.

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements

(In thousands)

September 30, 2006
Net debt / LTM EBITDA

Total Debt and capital lease obligations	$47,929

Less:
Cash and cash equivalents	9,855

Net debt	$38,074

4Q 2005 EBITDA	$13,889
1Q 2006 EBITDA	15,193
2Q 2006 EBITDA	18,171
3Q 2006 EBITDA	20,405

Last Twelve Months EBITDA	$67,658

Net debt / LTM EBITDA	0.56